UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2023

BioSig Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38659	26-4333375
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

55 Greens Farms Road, 1st Floor Westport, Connecticut	06880
(Address of principal executive offices)	(Zip Code)

(203) 409-5444

(Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	BSGM	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on September 15, 2022, BioSig Technologies, Inc. (the “Company”) entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Ascendiant Capital Markets, LLC to act as the Company’s sales agent or principal (the “Agent”), with respect to the issuance and sale of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company, from time to time in an at-the-market public offering, and filed a prospectus supplement and the accompanying prospectus relating to the at the market offering of $30,000,000 of shares of Common Stock pursuant to the Sales Agreement (the “ATM Prospectus”).

On November 1, 2023, the Company delivered written notice to the Agent to terminate the Sales Agreement, effective November 6, 2023, pursuant to Section 13(b) of the Sales Agreement. The Company is not subject to any termination penalties related to the termination of the Sales Agreement. Prior to termination, approximately $29.9 million in shares of Common Stock remained available for sale under the ATM Prospectus, and the Company had sold 289,114 shares of Common Stock at a weighted average offering price of $0.4657 per share between September 15, 2023, and October 31, 2023.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on September 15, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSIG TECHNOLOGIES, INC.

Date: November 2, 2023	By: /s/ Kenneth L. Londoner Name: Kenneth L. Londoner Title: Executive Chairman